UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB/A

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)
Securities Act Rule 802 (Exchange Offer)	x
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)
Exchange Act Rule 14e-2(d) (Subject Company Response)
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)

Emaar Malls PJSC

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable)

United Arab Emirates

(Jurisdiction of Subject Company’s Incorporation or Organization)

Emaar Properties PJSC

(Name of Person(s) Furnishing Form)

Ordinary Shares

(Title of Class of Subject Securities)

N/A

(CUSIP Number of Class of Securities (if applicable)

Ahmad Thani Rashed Almatrooshi

The Dubai Mall

Malls Management Office

Dubai

United Arab Emirates

9440

+971 (0) 4 36 75588

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

N/A

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a) The following documents are attached hereto as exhibits to this form:

Exhibit No.	Description of Exhibit
1.1	Shareholder Circular in respect of the merger of EMAAR PROPERTIES PJSC and EMAAR MALLS PJSC

Item 2. Informational Legends

A legend complying with Rule 802 under the Securities Act of 1933, as amended, has been included in the documents referred to in Item 1.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	Not applicable.

(2)	Not applicable.

(3)	Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

(1)	Written irrevocable consent and powers of attorney on Form F-X were filed concurrently with the Commission on 3 March 2021.

(2)	Not applicable.

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PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ Ahmad Thani Rashed Almatrooshi
Name:	Ahmad Thani Rashed Almatrooshi
Title:	Vice Chairman
Date:	6 September 2021

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